Exhibit 5.2

701 Brickell Avenue, Suite 3300 | Miami, FL 33131 | T 305.374.8500 | F 305.789.7799

Holland & Knight LLP | www.hklaw.com

June 10, 2024

MasTec, Inc.

800 South Douglas Road

12th Floor

Coral Gables, Florida 33134

Re:	Registration Statement on Form S-3 (File No. 333-268812)

Ladies and Gentlemen:

We have acted as counsel to MasTec, Inc., a Florida corporation (the “Company”), in connection with the prospectus, dated December 15, 2022 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated June 5, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the above-referenced registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 15, 2022 (File No. 333-268812) and the offer and sale of $550,000,000 in aggregate principal amount of the Company’s 5.900% Senior Notes due 2029 (the “Notes”), in each case to be issued pursuant to the Base Indenture, dated as of June 5, 2009 (the “Base Indenture”), and the Twenty-First Supplemental Indenture, dated as of June 10, 2024 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to each of which the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, are parties.

In connection with our representation of the Company and the preparation of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

1.	the Underwriting Agreement, dated June 5, 2024 (the “Underwriting Agreement”), by and among the Company and the several underwriters named in Schedule I thereto (collectively, the “Underwriters”);

2.	the Registration Statement and the Prospectus;

3.	the Indenture;

4.	the Company’s Articles of Incorporation, as amended, as filed with the Department of State of the State of Florida;

5.	the Company’s Bylaws, as amended;

6.	resolutions adopted by the Board of Directors of the Company in respect of the authorization and issuance of the Notes, certified as of the date hereof by an officer of the Company; and

7.	such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation the following:

1.

The genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents;

2.	each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; and

3.

each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Additionally, as to questions of fact in respect of the opinion hereinafter expressed, we have relied solely upon the Documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Notes have been legally issued.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We express no opinion as to the enforceability of the Notes nor should any such opinion be inferred. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We do not express any opinion herein concerning any law other than the laws of the State of Florida and the federal laws of the United States.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Notes (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and such incorporation by reference into the Registration Statement, of which the Prospectus Supplement forms a part, and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP

HOLLAND & KNIGHT LLP

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